Exhibit 5.1

September 28, 2012

Valley Forge Composite Technologies, Inc.
River Center I
50 East River Center Boulevard
Suite 820
Covington, KY 41011

Ladies and Gentlemen:

We have acted as counsel to Valley Forge Composite Technologies, Inc., a Florida corporation (the “Company”), in connection with a Registration Statement on Form S-1 (as amended through the date hereof and including the prospectus, which is part thereof, the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on September 28, 2012.  The Registration Statement relates to the resale by Lincoln Park Capital Fund, LLC (“LPC”) of up to 6,514,154 shares of common stock of the Company, $0.001 par value per share (the “Common Stock”) comprising: (i) 300,000 shares of Common Stock issued by the Company to LPC for $250,000 (the “Initial Purchase Shares”) upon execution of that certain Purchase Agreement by and between the Company and LPC, dated as of October 5, 2011 (the “Purchase Agreement”); (ii) 5,900,000 shares of Common Stock issuable by the Company to LPC (the “Purchase Shares”) pursuant to the Purchase Agreement; and (iii) 314,154 shares of Common Stock issued by the Company to LPC as an initial commitment fee (the “Commitment Shares”) pursuant to the Purchase Agreement.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and have made such other investigations, as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

This opinion is based solely on the Florida Business Corporation Act (including all related provisions of the Constitution of the State of Florida and all reported judicial decisions interpreting the Florida Business Corporation Act and the Constitution of the State of Florida).

Based upon and subject to the foregoing, we are of the opinion that (i) the Initial Purchase Shares and the Commitment Shares are validly issued, fully paid and nonassessable; and (ii) the Purchase Shares, when issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion letter is rendered to you as of the date hereof in connection with the registration of the Initial Purchase Shares, Purchase Shares and Commitment Shares for resale by LPC under the Registration Statement. This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the date hereof, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Very truly yours,

/s/ Thorp Reed & Armstrong, LLP

Thorp Reed & Armstrong, LLP

LGB/rls